EXHIBIT 23.3

Consent of KPMG LLP

To the Board of Directors and Stockholders
Of AmerUs Group Co.:

Ladies and Gentlemen:

We consent to incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 5, 2001, relating to the consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows and related schedules of AmerUs Group Co. for the year ended December 31, 2000, which appear in the December 31, 2002 annual report on Form 10-K of AmerUs Group Co.

/s/ KPMG LLP

Des Moines, Iowa
June 11, 2003